EXHIBIT 10.40
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February 12, 2002

Mr. Brian MacDonald
President and Chief Executive Officer
IVP Technology Corp.
2275 Lakeshore Blvd. West, Suite 401
Toronto, Ontario  M8V3Y3
Canada

Dear Mr. MacDonald:

This letter agreement (the "Agreement") supercedes our previous agreements dated August 31, 2001 and July 26, 2001 and confirms the mutual understanding between IVP Technology Corp. ("IVP" or the "Company") and Danson Partners, LLC ("Danson Partners") in connection with Danson Partners providing, on a non-exclusive basis, financial advisory and investment banking services to the Company for the best efforts private placement to institutional investors of approximately $6 million of convertible debt and/or an equity credit line facility. The scope, nature and details of the services that Danson Partners will provide to the Company, and the terms under which Danson Partners will perform its service are outlined below:

      1. The Company engages Danson Partners as its non-exclusive financial advisor in connection with the proposed Transaction (hereinafter defined) involving the financing and/or capitalization of the Company. The overall objective of this assignment is to secure funding from an investor(s) that will acquire an equity, convertible or other debt interest in the Company in order to provide a stronger balance sheet with financial flexibility to fund the growth of the Company.

      2. Danson Partners accepts the engagement described in paragraph 1 and, in that connection, agrees to:

            (a) familiarize itself to the extent it deems appropriate and feasible with the business, operations, properties, financial condition, management and prospects of the Company;

            (b)   evaluate alternative financing structures; and

            (c) assist the Company in any discussions and negotiations with prospective investors.

      3. Danson Partners shall be engaged for a period commencing with the execution of this Agreement by the Company and terminating on December 31, 2002, unless extended by written agreement among the parties. Danson Partners' engagement may be terminated by either the Company or Danson Partners at any time upon 30 days' written notice from one party to the other. The "Residual Period" shall extend for

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            12 months  after the  earlier of (i) the date of the  expiration  of
            Danson Partners' engagement or (ii) the date of such termination, as the case may be. Notwithstanding anything to the contrary contained herein, the provisions concerning confidentiality, indemnification, contribution and the Company's obligations to pay fees, inclusive of retainer fees accrued prior to the termination of this Agreement, and reimburse expenses incurred prior to the termination of this Agreement and in the Indemnification Provisions (as hereafter defined) shall survive any such expiration or termination.

      4.    For the purposes of this Agreement:

            (a) A "Transaction" means any transaction or a series of transactions that involves the issuance or sale of common or preferred equity securities or debt securities of the Company and/or the sale of an ownership interest in the assets of the Company or a merger or consolidation of the Company with another entity that will subsequently own the assets, or any portion of their respective assets, or in connection with an asset refinancing;

            (b) The "Transaction Date(s)" means the date of the closing of any Transaction; and

            (c) "Consideration" means the aggregate value, whether in cash or securities of equity and/or debt invested or committed to invest in the Company in connection with a Transaction.

      5.    (a)   If a Transaction  is  consummated  (i) during the term of this
                  Agreement;  or (ii) during the Residual  Period with any party
                  (or any other party formed by or  affiliated  with such party)
                  identified to and approved by the Company by Danson  Partners;
                  or  (iii)  which  completes  a  Transaction   provided  by  an
                  agreement  in principle  or a  definitive  agreement  which is entered  into during the term of this  Agreement or during the
                  Residual  Period,   then  the  Company  shall  pay  to  Danson
                  Partners, promptly on the Transaction Date, a transaction fee equal to (i) cash fee of $75,000; and (ii) an equity fee of 3% of the Financing Commitment or $75,000 worth of stock in the Company.

            (b) The $75,000 equity fee payable by the Company to Danson Partners pursuant to paragraph 5(a) above, will be in the form of restricted stock to be issued to Danson Partners. The number of shares of the Company's common stock to be issued shall be determined by dividing the amount of the equity fee by the lowest bid price on the day preceding the Transaction Date as reported by Boomberg Financial Services. The Company agrees to promptly register the shares issuable to Danson Partners by filing a Form S-1 or Form S-8 with the Securities and Exchange Commission.

      6. In addition to any fees that may be payable to Danson Partners, the Company shall reimburse Danson Partners and its affiliates, on a monthly basis, for their reasonable out-of-pocket expenses incurred


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            in  connection  with  Danson  Partners'  engagement.   Out-of-pocket
            expenses may include, but are not limited to, transportation, lodging, meals, document services, data base services, facsimile charges, courier charges, word processing requirements and expenses for their parties such as legal counsel. Danson Partners will not engage legal or accounting advisors without prior authorization of the Company.

      7. The Company shall furnish, or cause to be furnished, to Danson Partners and other agreed-to parties identified by Danson Partners such information as Danson Partners may request for the purpose of rendering services hereunder (the "Information"). The Company recognizes and confirms that Danson Partners:

            (a) will use and rely on the Information and on other information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same;

            (b)   does  not   assume   responsibility   for  the   accuracy   or
                  completeness of the  Information  and such other  information;
                  and

            (c) will not make an appraisal of any of the assets or liabilities of the Company.

                  Danson Partners agrees to keep confidential all material non-public information provided to it by the Company, except as required by law or as contemplated by the terms of this Agreement. Notwithstanding anything to the contrary herein, Danson Partners may disclose non-public information to its agents and advisors whenever Danson Partners determines that such disclosure is necessary or advisable to provide the services contemplated hereunder.

      8. If, in connection with the services performed by Danson Partners under this Agreement, Danson Partners becomes involved in any capacity in any legal proceeding or investigation, the Company agrees promptly to reimburse Danson Partners for any reasonable legal fees and other expenses which Danson Partners may incur in any capacity in connection with such proceeding or investigation. The
            Company also agrees to indemnify Danson Partners and its shareholders, partners, directors, officers and employees each an "Indemnified Party" against any losses, claims, liabilities or damages to which Danson Partners may become subject in connection with the performance of its services hereunder, provided, that the Company shall not be responsible for so indemnifying Danson Partners or reimburse Danson Partners for any legal fees and other expenses to the extent that such loss, claim, liability or damage resulted from Danson Partners or an indemnified party's willful misconduct or gross negligence. The Company's obligations under this paragraph shall be in addition to any liability that the Company may otherwise have and shall survive the expiration of the term of this Agreement, including any extensions.

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

            In the event of any litigation, arbitration or other dispute resolution proceedings between the parties hereto arising out of or relating to this Agreement, the party prevailing in such litigation, arbitration or proceeding shall be entitled to recover from the other party the reasonable attorney's fees and disbursements incurred by such prevailing party in connection with such litigation, arbitration or proceeding.

This Agreement contains all of the agreements and understanding of the parties hereto and respective obligations of Danson Partners and the Company in connection therewith. This Agreement constitutes the entire agreement between the parties and may be modified only by a written agreement signed by you and us. This Agreement may not be assigned by either you or us, except that each of us may assign any portion of its rights or obligations to any of our respective affiliate or subsidiaries. This Agreement shall be governed by and construed in accordance with the laws of the state of New York, without regard to principles of conflicts of laws.

This Agreement may be executed in two or more counterparts and, when so executed and taken together, shall have the same force and effect as though all signatures appeared on a single document.

We appreciate the opportunity to work with you on this transaction and believe that Danson Partners will provide you with experienced professionals who are able to execute this assignment.

                                   * * * * * *

Kindly confirm these arrangements by signing this Agreement and returning it to the undersigned, whereupon this Agreement will become a binding agreement between IVP and Danson Partners.

Very truly yours,

Danson Partners, LLC



By:   /s/ Wayne I. Danson
    -----------------------
      Wayne I. Danson
      Managing Director

Accepted and Agreed to:

IVP Technology Corp.


By:   /s/ Brian MacDonald                             February 12, 2002
    -----------------------                           -----------------
      Brian MacDonald                                 Date
      President and Chief Executive Officer

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